Exhibit 99.1

The Premier capital provider to the hospitality industryTM	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST COMPLETES $148 MILLION OF ASSET SALES
Completed Sales Reach $437 Million in 2008
Expects to Report Net Gains of $42 Million
DALLAS — (October 28, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that since July 1, 2008 the Company completed a total of $148.2 million in asset sales. To date in 2008, the Company has completed $437 million in asset sales.
The third quarter activity included the sale of the Radisson Hotel in Rockland, Massachusetts and the Sheraton Milford in Milford, Massachusetts in July and the Radisson Hotel MacArthur Airport in Holtsville, New York in September. The Hyatt Regency Orange County in Anaheim, California sold in early October. The four sales in aggregate represent a price of approximately $130,000 per key, a 7.8% trailing 12-month NOI cap rate and a 10.6x trailing 12-month EBITDA multiple. Ashford expects to record a net gain of approximately $42 million associated with the sales and does not anticipate that the net gains will result in the requirement for any special dividends for 2008.
Year to date 2008 Ashford has sold ten assets for a combined sales price of $437 million. The ten sales in aggregate represent a price of approximately $133,000 per key, a 6.6% trailing 12-month NOI cap rate and a 12.0x trailing 12-month EBITDA multiple.
Monty Bennett, President and CEO of Ashford, noted, “Our disposition activity continues to fund the recycling of capital into stock repurchases and capital preservation. As a result of these recent sales, we were also able to eliminate approximately $112 million of mortgage debt. We are pleased with our asset sales progress and pricing despite capital markets disruption and the slower transaction pace for hotels.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Announces Third Quarter Disposition Activity

October 28, 2008
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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